Exhibit 99.1

FOR IMMEDIATE RELEASE

Pinnacle Foods Inc. Reports 1st Quarter Fiscal 2014 Results

Company Reaffirms Guidance for Double-Digit EPS Growth for the Full Year

Parsippany, NJ, May 14, 2014 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the first quarter ended March 30, 2014 and reaffirmed its guidance for double-digit EPS growth for the year.

Consolidated net sales in the first quarter ended March 30, 2014 increased 5% versus year-ago, largely reflecting the benefit of the Wish-Bone acquisition, partially offset by the unfavorable impacts of a later Easter in 2014 and a decline in sales at the Company’s Specialty Foods division. Net sales for North America Retail, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments, increased 7.6% versus year-ago, fueled by the benefit of Wish-Bone.

GAAP diluted earnings per share increased 21% to $0.35 in the first quarter of 2014, compared to $0.29 in the year-ago period. Excluding items affecting comparability, on a pro forma basis which is described in the accompanying reconciliation tables, diluted earnings per share advanced approximately 6% to $0.36, compared to diluted earnings per share of $0.34 in the year-ago period.

Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “We are pleased with our performance in the quarter and continue to expect 2014 to be another year of double-digit EPS growth. Our focus on driving margin improvement through productivity and enhanced product mix, while maintaining our lean operating structure and driving strong free cash flow, continued to serve us well during a quarter in which the industry continued to be pressured for growth. Despite the industry headwind, we again outpaced the performance of our composite categories, driving another quarter of market share growth.”

On May 12, 2014, Pinnacle announced that it signed a definitive agreement for the sale of the Company to Hillshire Brands for a combination of cash and Hillshire common stock. The transaction, which is subject to customary regulatory and shareholder approvals, is expected to close by the end of September 2014.

First Quarter Consolidated Results
Net sales in the first quarter of 2014 increased 5.1% to $644.0 million, compared to net sales of $613.0 million in the first quarter of 2013, primarily reflecting a 7.4% benefit from Wish-Bone, partially offset by the impacts of lower volume/mix of 1.2%, lower net pricing of 0.8% related to increased new product introductory costs, and unfavorable foreign currency translation of 0.3%. The Easter-related shift of sales from the first quarter to the second quarter of 2014 unfavorably impacted the sales comparison by approximately 2%.

North America Retail net sales increased 7.6% to $559.2 million in the first quarter of 2014, compared to $519.7 million in the year-ago period, reflecting an 8.7% benefit from Wish-Bone and slightly higher volume/mix of 0.1%, including the unfavorable impact of the Easter shift. Also impacting the comparison were lower net pricing of 0.8% related to higher new product introductory costs and unfavorable foreign currency translation of 0.4%.

Adjusted EBITDA on a pro forma basis advanced 9.1% to $113.1 million in the first quarter of 2014, compared to $103.7 million in the first quarter of 2013. This performance reflected the growth in net sales and gross margin expansion of 70 basis points, driven by the combined benefit of productivity and improved product mix in excess of inflation. Partially offsetting this growth were increased administrative expenses, largely reflecting higher equity-

based compensation expense. Adjusted EBITDA is a Non-GAAP measure defined below under “Non-GAAP Financial Measures,” and is reconciled to net earnings in the tables that accompany this release.

Earnings before interest and taxes (EBIT) advanced approximately 12% versus year-ago to $90.1 million in the first quarter of 2014, compared to $80.7 million in the first quarter of 2013. Excluding items affecting comparability, EBIT on a pro forma basis increased approximately 10% to $92.7 million in the first quarter of 2014, compared to $84.4 million in the year-ago period.

Net earnings in the first quarter advanced to $40.7 million, or $0.35 per diluted share, compared with net earnings of $24.8 million, or $0.29 per diluted share, in the year-ago period. Excluding items affecting comparability, on a pro forma basis, net earnings for the first quarter increased approximately 7% to $42.3 million, or $0.36 per diluted share, compared to net earnings of $39.5 million, or $0.34 per diluted share, in the year-ago period. This performance primarily reflected the growth in EBIT, partially offset by higher interest expense associated with debt assumed to fund the Wish-Bone acquisition. The unfavorable impact of the Easter shift approximated $0.02 per diluted share in the quarter.

Net cash provided by operating activities advanced significantly in the first quarter of 2014 to $94 million, compared to $68 million in the year-ago period, largely reflecting the growth in Earnings before income taxes.

First Quarter Segment Results

Birds Eye Frozen
Net sales for the Birds Eye Frozen segment increased 0.6% to $294.3 million in the first quarter of 2014, compared to $292.5 million in the year-ago period, reflecting a 0.7% increase from volume/mix, partially offset by lower net pricing of 0.1%. By brand, growth of Birds Eye Voila! skillet meals, Mrs. Paul’s and Van de Kamp’s seafood and Hungry-Man entrees, including new Hungry-Man Selects varieties, was partially offset by lower sales of Birds Eye vegetables, due to the later Easter and new product introductory expenses behind new Birds Eye Steamfresh varieties.

EBIT for the Birds Eye Frozen segment declined approximately 4% to $46.7 million in the first quarter of 2014, compared to $48.9 million in first quarter of 2013. Excluding items affecting comparability, EBIT declined approximately 5% to $47.1 million, largely due to commodity and logistics cost inflation and the impact of the Easter shift, partially offset by productivity and timing of marketing investment.

Duncan Hines Grocery
Net sales for the Duncan Hines Grocery segment advanced 16.6% to $264.9 million in the first quarter of 2014, compared to $227.2 million in the year-ago period, reflecting a 19.8% benefit from Wish-Bone, partially offset by lower net pricing of 1.8%, a decrease from volume/mix of 0.5% and unfavorable foreign currency translation of 0.9%. By brand, sales growth from Wish-Bone salad dressings, Armour canned meat and Nalley chili offset sales declines related to Easter timing for Duncan Hines baking products and Vlasic pickles, as well as new product introductory expenses behind our Duncan Hines Velvets and Decadent Salted Caramel Brownies varieties.

EBIT for the Duncan Hines Grocery segment advanced 45% to $42.7 million in the first quarter of 2014, compared to $29.4 million in the year-ago period. Excluding items affecting comparability, EBIT advanced approximately 41% to $44.8 million, largely due to the benefit of Wish-Bone, favorable commodity prices and productivity, partially offset by the impact of the Easter shift.

Specialty Foods
Net sales for the Specialty Foods segment declined approximately 9% to $84.9 million in the first quarter of 2014, compared to $93.3 million in the first quarter of 2013, due to lower volume/mix of 8.7% and lower net pricing of 1.0%, partially offset by a 0.6% benefit from the Wish-Bone foodservice business. For the base business, lower sales of private label canned meat were only partially offset by growth in snacks.

EBIT for the Specialty Foods segment decreased to $7.1 million in the first quarter of 2014, compared to $8.2 million in the first quarter of 2013, primarily reflecting the lower sales of private label canned meat in a heightened competitive bidding environment.

Fiscal Year 2014 Outlook
The Company reaffirmed its adjusted EPS guidance for fiscal 2014 in the range of $1.70 - $1.75, or growth of 12% to 15% versus year-ago, after giving effect to stock-based compensation expense in both years. This guidance continues to incorporate the following unchanged assumptions:

•	Input cost inflation of approximately 2%;

•	Productivity in the range of 3-4% of cost of products sold;

•	Interest expense of approximately $100 million;

•	An effective tax rate of approximately 38.9%; and

•	Diluted weighted average shares of 117.2 million.

Conference Call Information
The Company will host an investor conference call on Wednesday, May 14, 2014 at 9:30AM (ET) to discuss the results of the quarter. To access the call, investors and analysts can dial (866) 793-1344 in the U.S. and Canada or (703) 639-1315 from outside the U.S. and Canada and reference conference name: Pinnacle Foods Q1 Earnings Call. A replay of the call will be available, beginning May 14, 2014 at 1:00 PM (ET) until May 28, 2014, by dialing (888) 266-2081 in the U.S. and Canada or (703) 925-2533 from outside the U.S. and Canada and referencing Access Code 1618983. Access to a live audio webcast and replay of the event will be available in the Investor Center of the Company's corporate website at www.pinnaclefoods.com.

Contact
Maria Sceppaguercio
SVP, Investor Relations & Communications
Pinnacle Foods Inc.
973-541-8629

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is a Top 1000 Company ranked on Fortune Magazine's 2013 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 13 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer’s Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at http://www.pinnaclefoods.com.

Forward Looking Statements
This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of Pinnacle Foods and certain plans and objectives of Pinnacle Foods with respect thereto, including the expected benefits of the proposed merger with Hillshire Brands. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the expected closing date of the transaction; the possibility that the expected synergies and value creation from the proposed merger will not be realized, or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including the receipt of approval of both Hillshire Brands’ stockholders and Pinnacle Foods’ stockholders; and the risk that financing for the transaction may not be available on favorable terms. These forward-looking statements are based on numerous assumptions and assessments made by Pinnacle Foods in light of its experiences and perceptions of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause Pinnacle Foods’ plans with respect to the proposed merger, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. Pinnacle Foods assumes no obligation to update the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law. A further list and description of risks and uncertainties can be found in Pinnacle Foods’ Annual Report on Form 10-K for the fiscal year ended December 29, 2013 and in its reports on Form 10-Q and Form 8-K.

Additional Information and Where to Find It
The proposed merger transaction involving Hillshire Brands and Pinnacle Foods will be submitted to the respective stockholders of Hillshire Brands and Pinnacle Foods for their consideration. In connection with the proposed merger, Hillshire Brands will prepare a registration statement on Form S-4 that will include a joint proxy statement/prospectus for the stockholders of Hillshire Brands and Pinnacle Foods to be filed with the Securities and Exchange Commission (the “SEC”), and each will mail the joint proxy statement/prospectus to their respective stockholders and file other documents regarding the proposed transaction with the SEC. Hillshire Brands and Pinnacle Foods urge investors and stockholders to read the joint proxy statement/prospectus when it becomes available, as well as other documents filed with the SEC, because they will contain important information. Investors and security holders will be able to receive the registration statement containing the proxy statement/prospectus and other documents free of charge at the SEC’s web site, http://www.sec.gov. These documents can also be obtained (when they are available) free of charge from Hillshire Brands upon written request to the Investor Relations Department, 400 South Jefferson Street, Chicago, Illinois 60607, telephone number (312) 614-8100 or from Hillshire Brands’ website, http://investors.hillshirebrands.com, or from Pinnacle Foods upon written request to the Investor Relations Department, 399 Jefferson Road, Parsippany, New Jersey, 07054, telephone number (973) 434-2924, or from Pinnacle Foods’ website, http://investors.pinnaclefoods.com.

Hillshire Brands, Pinnacle Foods and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the respective stockholders of Hillshire Brands and Pinnacle Foods in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective stockholders of Hillshire Brands and Pinnacle Foods in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find more information about Pinnacle Foods’ executive officers and directors in its definitive proxy statement for its 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2014. You can obtain free copies of these documents from Hillshire Brands and Pinnacle Foods using the contact information above.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands, except per share data)

	Three months ended
	March 30, 2014	March 31, 2013
Net sales	$644,039	$612,981
Cost of products sold	477,378	458,140
Gross profit	166,661	154,841
Operating expenses
Marketing and selling expenses	44,128	45,628
Administrative expenses	25,977	22,558
Research and development expenses	2,482	2,327
Other expense (income), net	3,983	3,657
Total operating expenses	76,570	74,170
Earnings before interest and taxes	90,091	80,671
Interest expense	24,367	40,656
Interest income	26	3
Earnings before income taxes	65,750	40,018
Provision for income taxes	25,002	15,222
Net earnings	$40,748	$24,796

Net earnings per share
Basic	$0.35	$0.31
Weighted average shares outstanding- basic	115,592	81,264
Diluted	$0.35	$0.29
Weighted average shares outstanding- diluted	116,687	86,268
Dividends declared	$0.21	$—

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands of dollars)

	March 30, 2014	December 29, 2013
Current assets:
Cash and cash equivalents	$158,036	$116,739
Accounts receivable, net of allowances of $6,419 and $5,849, respectively	185,597	164,664
Inventories	339,791	361,872
Other current assets	8,372	7,892
Deferred tax assets	145,875	141,142
Total current assets	837,671	792,309
Plant assets, net of accumulated depreciation of $311,830 and $297,103, respectively	529,752	523,270
Tradenames	1,951,392	1,951,392
Other assets, net	173,952	186,125
Goodwill	1,628,095	1,628,095
Total assets	$5,120,862	$5,081,191

Current liabilities:
Short-term borrowings	$2,419	$2,437
Current portion of long-term obligations	24,582	24,580
Accounts payable	155,769	142,353
Accrued trade marketing expense	40,096	37,060
Accrued liabilities	90,628	99,755
Dividends payable	25,415	25,119
Total current liabilities	338,909	331,304
Long-term debt (includes $63,889 and $63,796 owed to related parties, respectively)	2,471,018	2,476,167
Pension and other postretirement benefits	47,154	49,847
Other long-term liabilities	25,535	24,560
Deferred tax liabilities	626,976	601,272
Total liabilities	3,509,592	3,483,150
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued and outstanding 117,213,484 and 117,231,853, respectively	1,172	1,172
Additional paid-in-capital	1,331,032	1,328,847
Retained earnings	291,644	275,519
Accumulated other comprehensive loss	(12,578)	(7,497)
Total shareholders' equity	1,611,270	1,598,041
Total liabilities and shareholders' equity	$5,120,862	$5,081,191

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands of dollars)

	Three months ended
	March 30, 2014	March 31, 2013
Cash flows from operating activities
Net earnings	$40,748	$24,796
Non-cash charges (credits) to net earnings
Depreciation and amortization	20,380	19,270
Amortization of discount on term loan	634	314
Amortization of debt acquisition costs	1,024	1,713
Change in value of financial instruments	422	(414)
Equity-based compensation charge	2,112	175
Pension expense, net of contributions	(2,681)	(416)
Gain on sale of assets held for sale	—	(701)
Other long-term liabilities	383	(613)
Deferred income taxes	24,352	14,502
Changes in working capital
Accounts receivable	(21,198)	(24,729)
Inventories	21,981	32,007
Accrued trade marketing expense	3,179	6,317
Accounts payable	12,045	(10,297)
Accrued liabilities	(9,115)	11,053
Other current assets	(327)	(5,233)
Net cash provided by operating activities	93,939	67,744
Cash flows from investing activities
Capital expenditures	(22,406)	(18,242)
Proceeds from sale of plant assets	—	1,775
Net cash used in investing activities	(22,406)	(16,467)
Cash flows from financing activities
Net proceeds from issuance of common stock	73	—
Repurchases of equity	—	(187)
Dividends paid	(24,310)	—
Repayments of long-term obligations	(5,388)	(10,581)
Proceeds from short-term borrowings	960	1,107
Repayments of short-term borrowings	(978)	(1,415)
Repayment of capital lease obligations	(674)	(550)
Net cash used in financing activities	(30,317)	(11,626)
Effect of exchange rate changes on cash	81	162
Net change in cash and cash equivalents	41,297	39,813
Cash and cash equivalents - beginning of period	116,739	92,281
Cash and cash equivalents - end of period	$158,036	$132,094

Supplemental disclosures of cash flow information:
Interest paid	$18,594	$36,325
Interest received	26	3
Income taxes paid	957	304
Non-cash investing and financing activities:
New capital leases	282	4,668
Dividends payable	25,415	—

Non-GAAP Financial Measures
Pinnacle Foods Inc. uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in our financial communications. These non-GAAP financial measures should be considered in addition to the GAAP reported measures, should not be considered replacements for the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	North America Retail Net Sales

•	Adjusted Gross Profit

•	Adjusted EBITDA

•	Adjusted Earnings before Interest and Taxes (Adjusted EBIT)

•	Adjusted interest expense, net

•	Adjusted net earnings

•	Adjusted earnings per share

North America Retail Net Sales
North America Retail Net Sales is the sum of the net sales of the Birds Eye Frozen segment and the net sales of the Duncan Hines Grocery segment. We refer to this to measure net sales performance of our retail focused branded business in contrast to our Specialty Foods segment where over the last several years we have de-emphasized certain low margin foodservice and private label businesses.

Items Impacting Gross Profit and Earnings

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. We believe that the presentation of Adjusted gross profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted gross profit as one of the components used to evaluate our management's performance.

Adjusted EBITDA

The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is substantially equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results.

Adjusted Interest Expense, Net

Adjusted interest expense, net is provided to assist the reader by eliminating mark to market adjustments and the charges which result from refinancing activities.

Adjusted Net Earnings

Adjusted Earnings Per Share

Adjusted net earnings and the related adjusted earnings per share are provided to present the reader with the aftertax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted (Note 1) Statement of Operations Amounts (unaudited) For the three months ended March 30, 2014 (thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted
	March 30,	Other Restructuring	Non-Cash	Other	March 30,
	2014	Charges (2)	Items (3)	Adjustments	2014
Net sales	$644,039	$—	$—	$—	$644,039
Gross profit	$166,661	$1,555	$422	$—	$168,638
% of net sales	25.9%				26.2%

Operating expenses
Marketing and selling expenses	$44,128	$—	$—	$—	$44,128
Administrative expenses	25,977	(648)	—	—	25,329
Research and development expenses	2,482	—	—	—	2,482
Other expense (income), net	3,983	—	—	—	3,983
Total operating expenses	$76,570	$(648)	$—	$—	$75,922

Earnings before interest and taxes	$90,091	$2,203	$422	$—	$92,716

Interest expense, net	$24,341	$—	$18	$—	$24,359
Provision for income taxes	$25,002	$857	$157	$—	$26,016
% effective tax rate	38.0%				38.1%

Net earnings	$40,748	$1,346	$247	$—	$42,341

Diluted net earnings per share	$0.35				$0.36
Diluted weighted average outstanding shares	116,687				116,687

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$90,091	$2,203	$422	$—	$92,716
Depreciation	16,205	—	—	—	16,205
Amortization	4,175	—	—	—	4,175
EBITDA	$110,471	$2,203	$422	$—	$113,096

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Represents plant integration and restructuring charges ($1.6MM), employee severance ($0.4MM), and other acquisition related expenses ($0.2MM).
(3) Represents unrealized mark-to-market losses ($0.4MM) resulting from hedging activities.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Notes 1 and 2) Statement of Operations Amounts (unaudited)
For the three months ended March 31, 2013
(thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	March 31,	Other Restructuring	Non-Cash	Other	March 31,	Interest	Company	March 31,
	2013	Charges (3)	Items (4)	Adjustments (5)	2013	Adjustments (2)	Costs (2)	2013
Net sales	$612,981	$—	$—	$—	$612,981	$—	$—	$612,981
Gross profit	$154,841	$1,788	$(404)	$—	$156,225	—	$—	$156,225
% of net sales	25.3%				25.5%			25.5%

Operating expenses
Marketing and selling expenses	$45,628	$(1,571)	$—	$—	$44,057	$—	$—	$44,057
Administrative expenses	22,558	(571)	—	(723)	21,264	—	600	21,864
Research and development expenses	2,327	(88)	—	—	2,239	—	—	2,239
Other expense (income), net	3,657	—	—	—	3,657	—	—	3,657
Total operating expenses	74,170	(2,230)	—	(723)	71,217	—	600	71,817

Earnings before interest and taxes	$80,671	$4,018	$(404)	$723	$85,008	—	$(600)	$84,408

Interest expense, net	$40,653	$—	$—	$—	$40,653	$(20,367)	$—	$20,286
Provision for income taxes	$15,222	$1,567	$(158)	$283	$16,914	$7,943	$(234)	$24,623
% effective tax rate	38.0%				38.1%			38.4%

Net earnings	$24,796	$2,451	$(246)	$440	$27,441	$12,424	$(366)	39,499

Diluted net earnings per share	$0.29				$0.32			$0.34
Diluted weighted average outstanding shares	86,268				86,268	31,132		117,400

Adjusted EBITDA (Non GAAP - See separate discussion and tables)
EBIT	$80,671	$4,018	$(404)	$723	$85,008	—	$(600)	$84,408
Depreciation	15,398	—	—	—	15,398	—	—	15,398
Amortization	3,872		—	—	3,872	—	—	3,872
EBITDA	$99,941	$4,018	$(404)	$723	$104,278	—	$(600)	$103,678

(1) Excludes Wish-Bone pre-acquisition earnings and anticipated synergies which are included in calculating Covenant compliance.
(2) Reflects Adjusted Statement of Operations amounts, assuming IPO and 2013 Refinancing occurred on the first day of Fiscal 2013.
(3) Represents restructuring charges related to plant closures ($1.9MM), principally our Millsboro, Delaware facility, consulting and business optimization expenses related to the expansion of retail headquarter direct sales coverage ($1.6MM), IPO related expenses ($0.3MM), and employee severance ($0.2MM).
(4) Represents unrealized mark-to-market gains ($0.4MM) resulting from hedging activities.
(5) Represents management/advisory fees and expenses paid to an affiliate of Blackstone ($0.7MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts (unaudited) For the three months ended March 30, 2014 and March 31, 2013 (thousands)

	Three Months Ended
	March 30,	March 31,
	2014	2013
Net sales - Reported
Birds Eye Frozen	$294,278	$292,451
Duncan Hines Grocery	264,904	227,208
North America Retail	559,182	519,659
Specialty Foods	84,857	93,322
Total	$644,039	$612,981

Earnings before interest & taxes - Reported
Birds Eye Frozen	$46,728	$48,926
Duncan Hines Grocery	42,673	29,432
Specialty Foods	7,072	8,186
Unallocated corporate expenses	(6,382)	(5,873)
Total	$90,091	$80,671

Adjustments (Non GAAP - See separate table)
Birds Eye Frozen	$398	$820
Duncan Hines Grocery	2,159	2,449
Specialty Foods	68	—
Unallocated corporate expenses	—	1,070
Total	$2,625	$4,339

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$47,126	$49,746
Duncan Hines Grocery	44,832	31,881
Specialty Foods	7,140	8,186
Unallocated corporate expenses	(6,382)	(4,803)
Total	$92,716	$85,010

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts Supplemental Schedule of Adjustments Detail For the three months ended March 30, 2014 and March 31, 2013 (millions)

	Adjustments to Earnings Before Interest and Taxes
	Three Months Ended
	March 30, 2014	March 31, 2013
Birds Eye Frozen
Restructuring charges	$—	$0.9
Employee severance	0.2	0.1
Unrealized mark-to-market (gain)/loss	0.2	(0.2)
Total Birds Eye Frozen	$0.4	$0.8

Duncan Hines Grocery
Wish-Bone acquisition related charges	$0.2	$—
Restructuring charges	1.6	2.6
Employee severance	0.2	0.1
Unrealized mark-to-market (gain)/loss	0.2	(0.2)
Other	(0.1)	(0.1)
Total Duncan Hines Grocery	$2.1	$2.4

Specialty Foods
Other	(0.1)	—
Total Specialty Foods	$(0.1)	$—

Unallocated Corporate Expenses
Blackstone management/advisory fee	$—	$0.7
Other	—	0.4
Total Unallocated Corporate Expenses	$—	$1.1